Exhibit 99.1
Valeant Pharmaceuticals International
2009 Stock Purchase Plan
Adopted by the Board of Directors: June 25, 2009
1. General.
     (a) The purpose of the Plan is to provide a means by which Eligible Employees of the Company and its Affiliates may be given an opportunity to elect to purchase shares of Common Stock from the Company for their current Fair Market Value. The Plan is intended to permit the Company to grant a series of Purchase Rights to Eligible Employees under the Plan.
     (b) The Company, by means of the Plan, seeks to retain the services of such Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.
     (c) The Plan qualifies for the limited exemption from stockholder approval pursuant to Section 303A.08 of the NYSE Listed Company Manual as a plan that merely allows employees to buy shares from the company for their current fair market value.
2. Administration.
     (a) The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
     (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine how and when Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).
          (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.
          (iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iv) To settle all controversies regarding the Plan and Purchase Rights granted under it.
          (v) To suspend or terminate the Plan at any time as provided in Section 11.

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          (vi) To amend the Plan at any time as provided in Section 11.
          (vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as a Stock Purchase Plan exempt from the requirements of Section 303A.08 of the NYSE Listed Company Manual.
          (viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.
     (c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
     (d) All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
3. Shares of Common Stock Subject to the Plan.
     (a) Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate one million two hundred thousand (1,200,000) shares of Common Stock.
     (b) If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.
     (c) The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4. Eligibility. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 2(b), to Employees of an Affiliate, provided, however, that Purchase Rights shall not be granted to Employees of the Company or an Affiliate who have been offered participation in other stock purchase and match programs of the Company or received front-loaded equity grants from the Company, as determined by the Board. An Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has provided Continuous Service to the Company or an Affiliate,

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as the case may be, for such continuous period preceding such Offering Date as the Board may require.
5. Grant of Purchase Rights; Offering
     (a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common stock under the Plan to Eligible Employees in an Offering (or series of Offerings) on an Offering Date selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.
     (b) On each Offering Date, each Participant, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of the Participant’s annual base earnings or specified amount of minimum and/or maximum dollar amounts, as designated by the Board, but in either case not less than or greater than the minimum or maximum percentage of such Participant’s annual base earnings or specified amount (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.
     (c) In connection with each Offering Period, the Board may specify a maximum number of shares of Common Stock that may be purchased by each Participant on a Purchase Date. In connection with each Offering Period, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants during such Offering Period. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights on a Purchase Date would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable, as determined in the discretion of the Board.
6. Provisions of Purchase Rights.
     Each Purchase Right shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Purchase Rights shall be set forth in the applicable Offering or Award Agreement between the Company and a Participant. The provisions of separate Purchase Rights need not be identical; provided, however, that each Purchase Right shall conform to (through incorporation of provisions hereof by reference in the applicable Offering or otherwise) the substance of each of the following provisions:
     (a) Purchase Price. The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be the Fair Market Value of the Common Stock on the Purchase Date.
     (b) Transferability. Purchase Rights shall not be transferable by a Participant.

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     (c) Termination of Service. A Participant’s Purchase Rights shall terminate immediately upon the termination of such Participant’s Continuous Services to the Company for any reason or for no reason or other lack of eligibility.
7. Participation; Withdrawal; Termination.
     (a) A Participant may elect to authorize payroll deductions for the Contribution pursuant to an Offering under the Plan by completing, during the Enrollment Period, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s annual base earnings (as defined in each Offering) during the Offering Period (such amount being at least equal to the minimum percentage of such Participant’s annual base earnings or specified minimum amount, and not exceeding the maximum percentage of such Participant’s annual base earnings or specified maximum amount, in each case as specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires otherwise. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering Period.
     (b) During an Offering Period, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering Period, except as provided otherwise in the Offering. As soon as administratively practicable following such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions under such Offering, and such Participant’s Purchase Right in that Offering shall thereupon terminate as of the date of such notice of withdrawal. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any subsequent Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.
     (c) A Participant’s Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon the termination of such Participant’s Continuous Service to the Company for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. As soon as administratively practicable following such termination, the Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions under the current Offering.
     (d) Purchase Rights shall not be transferable by a Participant. During a Participant’s lifetime, Purchase Rights shall be exercisable only by such Participant.
     (e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.
8. Exercise of Purchase Rights.
     (a) On each Purchase Date, each Participant’s accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of

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Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.
     (b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one whole share of Common Stock on the Purchase Date of an Offering, then such remaining amount shall be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 7(b), or is not eligible to participate in such Offering, as provided in Section 5, in which case such amount shall be distributed to such Participant after the Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering without interest.
     (c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and all Contributions accumulated during the Offering Period shall be distributed to the Participants without interest.
     (d) Subject to Section 6(c), shares of Common Stock issued upon exercise of a Purchase Right under the Plan shall be fully transferable by the Participant.
9. Adjustments upon Changes in Common Stock; Corporate Transactions.
     (a) In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Purchase Rights, and (iii) the class(es) and number of securities imposed by purchase limits under each Offering. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
     (b) In the event of a Corporate Transaction, then: (i) the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if the surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then immediately prior to such Corporate Transaction the Purchase Rights shall terminate and the Company shall distribute to

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each Participant all of his or her accumulated Contributions under the then current Offering, without interest.
10. Amendment, Termination or Suspension of the Plan.
     (a) The Board, in its sole discretion, may amend the Plan at any time in any respect the Board deems necessary or advisable. No stockholder approval shall be required for any amendment of the Plan for so long as the Plan is qualified for the limited exemption from stockholder approval pursuant to Section 303A.08 of the NYSE Listed Company Manual and except as otherwise required by applicable law or listing requirements.
     (b) The Board may suspend or terminate the Plan or an Offering at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
     (c) At the election of the Board, prior to a Purchase Date with respect to an Offering, any benefits, privileges, entitlements and obligations under any such Offering’s outstanding Purchase Rights may be impaired by an amendment, suspension or termination of the Plan or such Offering without the consent of the Participant to whom such Purchase Rights were granted. If the Board elects to terminate the Plan or an Offering to be effective before a Purchase Date, the Company shall distribute to each Participant all of his or her accumulated Contributions under the Offering.
11. Effective Date of Plan.
     This Plan shall become effective on the Effective Date.
12. Miscellaneous Provisions.
     (a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.
     (b) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
     (c) The Plan and any Purchase Rights granted pursuant to the Plan do not constitute an employment contract. Nothing in the Plan or in any Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue the employment of a Participant.
     (d) The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

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13. Definitions.
     As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
     (a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.
     (d) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
     (e) “Common Stock” means the common stock of the Company.
     (f) “Company” means Valeant Pharmaceuticals International, a Delaware corporation.
     (g) “Continuous Service” means that the Participant’s service with the Company or an Affiliate as an Employee, is not interrupted or terminated whether by death, disability or otherwise. A change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to an employee of an Affiliate shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of Purchase Rights under the Plan only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
     (h) “Contributions” means the payroll deductions that a Participant contributes to fund the exercise of a Purchase Right.

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     (i) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Affiliates;
          (ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
          (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
          (iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
     (j) “Director” means a member of the Board.
     (k) “Effective Date” means the effective date of this Plan document, which is July 1, 2009.
     (l) “Eligible Employee” means an Employee who meets the requirements set forth in Section 4 for eligibility to participate in the Plan.
     (m) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
     (n) “Enrollment Period” means that period in advance of an Offering during which an Eligible Employee may elect to participate in an Offering by completing an enrollment form.
     (o) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
          (i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

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     (p) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.
     (q) “Offering Date” means a date selected by the Board for an Offering to commence.
     (r) “Offering Period” means the period of time commencing on the Offering Date and during which Participants may make Contributions to be used for the exercise of Purchase Rights.
     (s) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.
     (t) “Plan” means this Valeant Pharmaceuticals International 2009 Stock Purchase Plan.
     (u) “Purchase Date” means the date on which a Purchase Right is exercised and purchases of shares of Common Stock are carried out in accordance with the terms of the Award Agreement.
     (v) “Purchase Right” means a right to purchase shares of Common Stock granted pursuant to the Plan.
     (w) “Securities Act” means the Securities Act of 1933, as amended.
     (x) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including the New York Stock Exchange, is open for trading.

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